Exhibit 10.3

FHLBank San Francisco

Executive Performance Unit Plan
[Long-Term Incentive Plan]
2016 Plan
(For Performance Period Beginning January 1, 2016
and Ending December 31, 2018)

Plan Document

FHLBSF 2016 EPUP – Plan Document

Section 1:    Purpose of the Plan
The purpose of the Federal Home Loan Bank of San Francisco Executive Performance Unit Plan (“EPUP” or “Plan”) is to motivate key executives to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. The attainment of targeted goals established for executives and the Bank can result in significant rewards to the executives who are eligible to participate in the Plan. The Plan is also designed to assist the Bank in attracting and retaining outstanding executives by providing long-term incentive reward opportunities tied to the performance of the Bank against specified performance measures.
Section 2:    Definitions – The following terms used in this Plan have these meanings:

2.1	Bank – Federal Home Loan Bank of San Francisco.

2.2	Board – the Board of Directors of the Bank.

2.3
Disability – the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Bank’s long-term disability plan. Medical determination of Disability under 2.3(i) shall be made by the Social Security Administration. The Participant may be required to submit proof of the determination by the Social Security Administration or the Bank’s insurer, as applicable, upon the request of the Bank.

2.4	Adjusted Return on Capital Spread – one of the performance factors, as defined by the Plan, which constitutes a Performance Metric.

2.5
Extraordinary Occurrences – those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participants or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results, including, without limit, movement in interest rates, changes in financial strategies or policies or significant change in Bank membership.

2.6	Final Award – the amount ultimately paid to an eligible executive under the Plan, as determined in the sole discretion of the Board.

2.7	Meets Award – the award that may be earned for achieving target performance levels under each Performance Metric.

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FHLBSF 2016 EPUP – Plan Document

2.8	Member – a member of the Bank.

2.9	Participant – the President, an Executive Vice President or a Senior Vice President of the Bank.

2.10	Performance Metric – each performance factor that is taken into consideration under the Plan in determining the value of the Plan Award.

2.11	Performance Period – the three-year period beginning January 1, 2016 and ending on December 31, 2018.

2.12	Plan – the Federal Home Loan Bank of San Francisco Executive Performance Unit Plan (“EPUP”).

2.13	Plan Award – an amount that is provisionally determined at the end of the Performance Period subject to the discretion of the Board as provided in Section 4.3.

2.14	Plan Year – a calendar year (January 1 through December 31) within a performance period.

2.15	Risk Management – one of the performance factors, as defined by the Plan, which constitutes a Performance Metric.

2.16
Termination of Employment or Terminates Employment – a Participant’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Bank reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant continues to provide services to the Bank as an employee, independent contractor or otherwise, and if the Participant is providing such services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediate preceding 36 months with the Bank (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if a Participant’s service with the Bank is reduced to an annual rate that is equal to or less than twenty percent (20%) of the services rendered, on average, during the immediately preceding 36 months with the Bank (or if less, such lesser period). In addition to the foregoing, the employment of a Participant shall not be deemed to be terminated while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Bank is provided by either statute or contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, then the Participant is deemed to have a Termination of Employment on the first day immediately following such six-month period.

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FHLBSF 2016 EPUP – Plan Document

Section 3:    General Description of the Plan

3.1
The Plan is a cash-based long-term incentive plan that establishes individual three-year Meets Awards expressed as a percentage of a Participant’s base salary on February 1, 2016. The Plan establishes incentive awards related to achievement of Bank performance over a three-year Performance Period. The 2016 Plan is effective January 1, 2016 and is based on performance from January 1, 2016 through December 31, 2018.

3.2
Performance Metrics for the Plan are Adjusted Return on Capital Spread (weighted 30%) and Risk Management (weighted 70%). Target Performance Metric levels reflect the Bank's long-term performance expectations.

3.3
Adjusted Return on Capital Spread will be calculated using a three-year average. It is the measure the Bank uses to determine total rate of return, and is expressed as the spread over the Bank's benchmark yield on invested capital before any provisions for retained earnings or accounting impacts of FAS 133. The target Adjusted Return on Capital Spread is consistent with the Bank’s strategic plan forecast, and reflects the Bank’s mission-consistent focus on Member’s mortgage finance business. The Meets, threshold and Far Exceeds Adjusted Return on Capital Spread for the Performance Period are set forth in the table in Section 4.2.

3.4
Risk Management will be calculated using a three-year average of objective evaluations conducted at year-end over each Performance Period. The Meets Risk Management goal for the Performance Period is the average of the Risk Management goals set under the Bank's Executive Incentive Plan for each of the three years in the Performance Period. The Threshold and Far Exceeds Risk Management goals are 75% and 150% of the Meets Risk Management goal, respectively.

Section 4:    Plan Awards

4.1
The Meets Award is a percentage of the Participant's February 1, 2016 base salary and is established at the beginning of the Performance Period. The Plan Award range percentages of base salary are as follows:

Percentage of Goal Achievement Scale
0-150%

Aggregate Goal Achievement	Award Range (Percentage of 2016 Base Salary)
150% = Far Exceeds	50%
125% = Exceeds	48%
100% = Meets	40%
75% = Threshold	20%

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FHLBSF 2016 EPUP – Plan Document

4.2
Subject to Section 4.3, Plan Awards are based on the level at which the three-year Performance Metrics have been achieved; provided, however, if the Bank fails to achieve performance at or above the threshold level for either of the Performance Metrics, normally no awards will be payable under the 2016 Plan. Initially, the Plan Awards will be determined pursuant to the following table, subject to modification by the Board, pursuant to Section 4.3:

Adjusted Return on Capital Spread Goal (3-Yr. Avg. Spread Over Benchmark (bps)) [1]				Risk Management Goal (3-Yr. Avg.)[2]
		% of Award Opportunity	+			% of Award Opportunity
Threshold	2.44%	22.5%		Threshold	Avg. of 3-yr. Ach.	52.5%
Meets	2.69%	30%		Meets		70%
Exceeds	2.94%	37.5%		Exceeds		87.5%
Far Exceeds	3.19%	45%		Far Exceeds		105%

X Target Award % = Plan Award

Notes:
1 “ Meets” excludes OTTI impact, while measured performance includes OTTI impact. Impacts of dividend benchmark variances to plan are excluded from measured performance of the Adjusted Return on Capital Spread.
2 Measured by three-year achievement levels of the Risk Management goal under the respective STIPs.

If actual performance under the Plan falls between performance levels specifically designated in the table, then the amount of the Plan Award will be calculated by linear interpolation.

4.3
Final Awards, if any, are determined by the Board in its sole discretion in the year after the Performance Period. The Board in its sole discretion may consider Extraordinary Occurrences when assessing performance results and determining Final Awards and may adjust the Performance Metrics to ensure that the purpose of the Plan is served because the Board has full discretion to modify any and all incentive payments, subject to review by the Federal Housing Finance Agency, as required. Incentive compensation reductions may be made, but are not limited to the following circumstances: (i) if errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) if information submitted to a regulatory or a reporting agency is untimely; or (iii) if the Bank does not make appropriate progress in the timely

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FHLBSF 2016 EPUP – Plan Document

remediation of examination, monitoring, or other supervisory findings and matters requiring attention.
Section 5:    Payment of Awards

5.1
Final Awards, if any, will be paid in the taxable year of the Bank immediately following the end of the Performance Period. Final Awards, if any, will be paid to Participants no later than 60 days after the date on which the Board of Directors’ approval of Final Awards, if any, becomes effective.

5.2
To be eligible for payment of a Final Award, a Participant must be employed with the Bank in an eligible position at the end of the Performance Period (except as otherwise provided in Section 5.4). Final Awards may, in the sole discretion of the Board, be prorated for Participants promoted or hired into an eligible position during the Performance Period, and for Participants who take a leave of absence during the Performance Period.

5.3
In the event of a Participant’s voluntary or involuntary Termination of Employment, death or Disability during a Performance Period, no award will be made under the Plan except as provided under Section 5.4.

5.4
If a Participant incurs a Termination of Employment during a Performance Period due to: (a) Retirement; (b) a termination by Participant for Good Reason; (c) a termination by the Bank without Cause due to the elimination of an individual job or position; (d) the elimination of one or more jobs or positions as a result of a reduction in force or department reorganization; or (e) a substantial job modification resulting in the incumbent being, in the judgment of the Bank, unqualified for or unable to perform the revised job, then a pro rata portion of a Plan Award may be paid for the portion of the Performance Period during which the Participant was employed to the extent determined by the Board that the Performance Metrics are satisfied.  Any payment of any Plan Award pursuant to this Section 5.4 (a) through (d) will be made within 74 days of the end of the Performance Period.  If a Participant incurs a Termination of Employment during a Performance Period due to death or Disability, a Plan Award will be paid for the portion of the Performance Period during which the Participant was employed based on the assumption the Bank would have achieved the Meets achievement level for the Performance Period.  Any payment of a Plan Award due to Termination of Employment due to death or Disability shall be made within 74 days of the date of the Participant’s Termination of Employment.  If a Change in Control of the Bank occurs prior to the payment date of a Plan Award, then a Final Award will be paid on a pro-rated basis based on the assumption the Bank would have achieved the Performance Metrics at the Meets achievement level for the Performance Period.  In the event of a Change in Control, payment of a Final Award will be made in a single sum on the date on which the Change in Control occurs; provided however, if a Participant is eligible for Retirement as of the date of a Change in Control, then the Final Award of such Participant shall be made no

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FHLBSF 2016 EPUP – Plan Document

sooner than the earliest to occur of (i) a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as defined under Treasury Regulation Section 1.409A-3(i)(5); (ii) the Participant’s Termination of Employment; or (iii) within 74 days of the end of the Performance Period.  For purposes of this Section 5.4, the terms “Retirement,” “Good Reason,” “Cause” and “Change in Control” shall have the meanings set forth in the Bank’s Executive Incentive Plan effective January 1, 2017.~~In the event of: (a) a Termination of Employment due to voluntary retirement after reaching normal retirement age as defined in the Bank's Deferred Compensation Plan as then in effect, (b) death, or (c) Disability during a Performance Period, a prorated award may be paid to the Participant (or the Participant’s Personal Representative in the case of death). The amount of any prorated award will be determined by the number of months that the Participant was employed by the Bank and not on a leave of absence during the Performance Period, divided by 36. An award paid under this Section 5.4, if any, shall be paid in the taxable year of the Bank immediately following the end of the Performance Period. These prorated awards, if any, will be paid no later than 60 days after the date on which the Board of Directors’ approval of Final Awards, if any, becomes effective.~~
Section 6:    Plan Administration

6.1
The President has the sole responsibility for interpreting and administering the Plan. The President's decisions regarding the construction, interpretation, and administration of the Plan shall be final and binding on all parties.

6.2
The financial information necessary to measure performance during the Performance Period will be determined by the President and reported to the Board. The Board may direct the President to have the financial information audited by the Bank’s internal or external auditors prior to submission to the Board for purposes of determining Final Awards.

Section 7:    Miscellaneous

7.1
No right to an award is created under the Plan, and no right or interest in the Plan or in any award is assignable or transferable, or subject to any lien or encumbrance, either directly or indirectly, by operation of law or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

7.2
Participation in the Plan does not guarantee or create any right to continued employment by the Bank, and the Bank reserves the right to dismiss any Participant at any time. Participation in any one Performance Period does not guarantee participation in any other Performance Period.

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FHLBSF 2016 EPUP – Plan Document

7.3
All awards to be paid under the Plan will be subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The Bank will withhold such taxes in accordance with applicable tax regulations.

7.4
This Plan Document represents the final, exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications of the Bank, the Board or the Participants, whether oral or written, relating to Plan.

7.5
No payout or award from this Plan shall be included in the definition of “pay” or “compensation” for purposes of any retirement benefit calculation, agreement, or plan, whether qualified or nonqualified, maintained or sponsored by the Bank.

7.6
The Plan shall be construed in a manner that is consistent and compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Plan is to be construed as a totally discretionary plan. This Plan shall be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and a Participant shall not, directly or indirectly, designate the taxable year of an award payment under this Plan. The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral and not aggregated with other payments. To the extent applicable, any payment dates or events provided for in this Plan shall be deemed to incorporate any “grace periods” within the meaning of Code Section 409A. The Bank does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.

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